INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Skinny Nutritional Corp. on Form S-8 (File Nos. 333-161178 and 333-161677) of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated April 16, 2012, with respect to our audits of the financial statements of Skinny Nutritional Corp. as of December 31, 2011 and 2010 and for the years then ended which report is included in this Annual Report on Form 10-K of Skinny Nutritional Corp. for the year ended December 31, 2011.

/s/ Marcum llp

Marcum llp

Bala Cynwyd, Pennsylvania

April 16, 2012